Exhibit 8.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

July 30, 2021

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Ladies and Gentlemen:

We have acted as special tax counsel to Welltower Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of shares of common stock having an aggregate offering price of up to $2,500,000,000, par value $1.00 per share (the “Common Stock”), pursuant to amendment no. 1 to the prospectus supplement dated May 4, 2021 to the prospectus dated May 4, 2021 (collectively, the “Prospectus”) included in the Company’s Registration Statement on Form S-3 (File No. 255766) (the “Registration Statement”), filed by the Company on May 4, 2021 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion regarding certain U.S. federal income tax matters. This opinion is furnished to you pursuant to Section 6 of an Amended and Restated Equity Distribution Agreement, dated July 30, 2021, between the Company and (i) Robert W. Baird & Co. Incorporated, Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., BOK Financial Services, Inc., Capital One Securities, Inc., Citigroup Global Markets Inc., Comerica Securities, Inc., Crédit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, Hancock Whitney Investment Services, Inc., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Loop Capital Markets LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., Stifel, Nicolaus & Company, Incorporated, Synovus Securities, Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC as sales agents and forward sellers (each a “Sales Agent,” collectively, not including the Company, the “Sales Agents”) and (ii) the related forward purchasers (the “Agreement”), in connection with the fulfillment of one of the conditions precedent to the obligations of the Sales Agents to sell, on behalf of the Company, the Common Stock. Certain capitalized terms used herein without definition are as defined in the Agreement. In giving this opinion, we have examined and relied upon originals or copies of the following documents (the “Reviewed Documents”):

•	the Second Restated Certificate of Incorporation, as amended, of the Company;

•	the Seventh Amended and Restated By-Laws of the Company;

Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles • Munich

New York • Orange County • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

Welltower Inc.

July 30, 2021

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”);

•	the Registration Statement and the Prospectus;

•

a certificate (each an “Officer’s Certificate”) from each of the Company and certain subsidiaries of the Company that have also elected to be taxed as “real estate investment trusts” for U.S. federal income tax purposes (each, other than the Company, a “REIT Subsidiary”), dated on or about the date hereof and executed by a duly appointed officer, setting forth certain factual representations relating to the organization, operations and proposed operations of the Company, the REIT Subsidiaries and their respective subsidiaries;

•	the Company’s and each REIT Subsidiary’s 2019 U.S. federal income tax return; and

•	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed with your consent that:

1.    each of the Reviewed Documents has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended since our receipt of such documents;

2.    all of the factual representations set forth in the Reviewed Documents are true, correct, and complete as of the date hereof, and any representation or statement made as a belief, intention or “to the knowledge of” or similarly qualified is correct and accurate, without such qualification;

3.    each agreement described in the Reviewed Documents is valid, binding and enforceable in accordance with its terms;

4.    each of the obligations of the Company and its subsidiaries described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms without regard to any qualification as to level of effort in satisfying such obligations;

5.    the Company, the REIT Subsidiaries and their respective subsidiaries, have operated and will operate, in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company and the REIT Subsidiaries with the real estate investment trust (“REIT”) provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (the “Regulations”) thereunder, as in effect as of the date hereof, contained in the Officer’s Certificates, true;

Welltower Inc.

July 30, 2021

6.    neither the Company nor any REIT Subsidiary will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856 through 860 of the Code for any taxable year; and

7.    no action will be taken by the Company or a REIT Subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Officer’s Certificates. We have relied completely upon the Company’s representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service (the “IRS”) or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.

Based on the Code, Regulations, documents, assumptions, qualifications, and statements set forth above and the factual representations set forth in the Officer’s Certificates and our review of the discussion in the Company’s Annual Report under the caption “Taxation,” we are of the opinion that:

(a)    the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2011 through December 31, 2020;

(b)    the Company’s organization and current and proposed method of operations, if continued, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2021 and each taxable year thereafter; and

(c)    the discussion contained under the caption “Taxation” in the Company’s Annual Report, to the extent it constitutes matters of U.S. federal income tax law or legal conclusions relating thereto, and subject to the limitations, qualifications and assumptions set forth therein, fairly, and accurately summarizes in all material respects the matters set forth therein.

Welltower Inc.

July 30, 2021

We will not review on a continuing basis either the Company’s or any REIT Subsidiary’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company and each REIT Subsidiary to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company and each REIT Subsidiary, as applicable, utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7) and 856(g) of the Code, the provision of Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter and all available deficiency dividend procedures) available to the Company and each REIT Subsidiary, as applicable, under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company and/or one or more of the REIT Subsidiaries may have to utilize one or more of the “savings provisions” in the future, which could require the Company and/or one or more of the REIT Subsidiaries to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.

We have not undertaken to review the Company’s or any REIT Subsidiary’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change, possibly with retroactive effect, in a way that will prevent the Company from qualifying as a REIT. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinions could affect the conclusions expressed herein. The foregoing opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in Regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes.

Welltower Inc.

July 30, 2021

We undertake no obligation to update the opinions expressed herein after the date of this letter. This letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks only as of this date.

We hereby consent to the filing of this opinion as an exhibit to Form 8-K to be filed with the Securities and Exchange Commission on or about the date hereof. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP

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